EXHIBIT 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

HSBC Finance Corporation

We have reviewed the consolidated balance sheet of HSBC Finance Corporation (formerly Household International, Inc.) (the Company), an indirect wholly-owned subsidiary of HSBC Holdings plc, and subsidiaries as of March 31, 2004 (successor basis), and the related consolidated statements of income, changes in shareholder’s(s’) equity and cash flows for the three months ended March 31, 2004 (successor basis) and for the periods January 1, 2003 through March 28, 2003 (predecessor basis) and March 29, 2003 through March 31, 2003 (successor basis). These consolidated financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, HSBC Finance Corporation was acquired by HSBC Holdings plc on March 28, 2003 in a purchase business combination recorded under the “push-down” method of accounting. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

As discussed in Note 2 to the consolidated financial statements, HSBC Finance Corporation has restated its consolidated financial statements as of March 31, 2004 (successor basis) and for the three months ended March 31, 2004 (successor basis) and the period March 29, 2003 through March 31, 2003 (successor basis).

/s/ KPMG LLP

Chicago, Illinois

May 17, 2004 (except as to Note 2, which is as of March 31, 2005)